Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL REPORTS SECOND-QUARTER RESULTS

•	Campbell Reaffirms Fiscal 2019 Guidance

•	Net Sales Increased 24 Percent Reflecting Impact of Recently Completed Acquisitions; Organic Sales Comparable to the Prior Year

•	Earnings Per Share (EPS) Loss of $0.20 Reflecting Impairment Charges Related to Campbell Fresh Segment; Adjusted EPS of $0.77

CAMDEN, N.J., Feb. 27, 2019—Campbell Soup Company (NYSE:CPB) today reported its second-quarter results for fiscal 2019.

	Three Months Ended			Six Months Ended
($ in millions, except per share)
	Jan. 27, 2019	Jan. 28, 2018	% Change	Jan. 27, 2019	Jan. 28, 2018	% Change
Net Sales
As Reported (GAAP)	$2,713	$2,180	24%	$5,407	$4,341	25%
Organic			—%			(2)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$19*	$243	n/m	$369	$655	(44)%
Adjusted	$399	$402	(1)%	$811	$819	(1)%
Diluted Earnings Per Share
As Reported (GAAP)	($0.20)*	$0.95	n/m	$0.45	$1.85	n/m
Adjusted	$0.77	$1.00	(23)%	$1.57	$1.91	(18)%
n/m - not meaningful
* The current quarter included pre-tax impairment charges of $346 million, or $0.88 per share, related to the Campbell Fresh segment.
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

CEO Comments
Mark Clouse, Campbell’s President and CEO stated, “I am pleased that, for the second consecutive quarter, we delivered sales and earnings performance in line with our expectations, enabling us to reaffirm our full-year guidance for fiscal 2019.

“During the quarter, we continued to make progress against key strategic initiatives. Our efforts to stabilize our core business, integrate Snyder's-Lance, deliver our cost savings agenda and focus and optimize the portfolio are all on track. Over time, these actions will enable us to increase investments in our core businesses while significantly reducing debt and creating meaningful value for shareholders. While we have made steady progress, there is much more work to be done to fully unlock the potential of our business.

“Since joining the team and immersing myself in Campbell’s business, I am confident in the plans in place to address our near-in challenges and opportunities, with the commitment to set a clear strategic roadmap for the future. I am excited by the opportunities to build upon the company’s solid foundation of iconic brands, talented employees, engaged customers and loyal consumers. It is upon these strengths that we will continue to create a compelling plan that delivers profitable and sustainable growth, supported by a reenergized culture focused on accountability, performance and consumer-driven marketing and innovation.”

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Six Months Ended
	Jan. 27, 2019	Jan. 28, 2018	Jan. 27, 2019	Jan. 28, 2018
As Reported (GAAP)	($0.20)	$0.95	$0.45	$1.85

Impairment charges related to the Campbell Fresh segment	$0.88	$0.25	$0.91	$0.25

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.06	$0.15	$0.18	$0.19

Costs associated with planned divestitures	$0.03	—	$0.03	—

Transaction costs related to the acquisition of Snyder's-Lance, Inc.	—	$0.06	—	$0.06

Pension and postretirement benefit mark-to-market adjustments	—	—	—	($0.03)

Nonrecurring net tax benefit related to U.S. Tax Reform	$0.01	($0.41)	$0.01	($0..41)

Adjusted	$0.77*	$1.00	$1.57*	$1.91
* Numbers do not add due to rounding.

Second-Quarter Results
Sales increased 24 percent to $2.7 billion reflecting a 26-point benefit from the recent acquisitions of Snyder’s-Lance and Pacific Foods. Organic sales, which exclude the negative impact of currency translation, were comparable to the prior year as gains in Global Biscuits and Snacks were offset by declines in Campbell Fresh and Meals and Beverages. Sales in the quarter benefited by approximately 50 basis points from the change in revenue recognition adopted in fiscal 2019, which impacts the timing of expense related to promotional programs. The annual impact is not expected to be material.

Gross margin decreased from 35.1 percent to 26.3 percent. Excluding items impacting comparability, adjusted gross margin decreased 4.3 percentage points to 30.9 percent, including a 200-basis-point dilutive mix impact from the recent acquisitions. The remaining decline in adjusted gross margin was driven primarily by cost inflation and higher supply chain costs, as well as higher promotional investment, offset partly by productivity improvements and the benefits from cost savings initiatives. The increase in supply chain costs was driven primarily by higher warehousing and transportation costs, the majority of which were principally one-time in nature.

Marketing and selling expenses increased 16 percent to $264 million reflecting a 22-point increase from the inclusion of the recent acquisitions. Excluding items impacting comparability in the current year and the impact of the recent acquisitions, adjusted marketing and selling expenses decreased driven primarily by lower marketing overhead and selling expenses, including the benefits from cost savings initiatives. Administrative expenses increased 9 percent to $180 million. Excluding items impacting comparability, adjusted administrative expenses increased 15 percent to $160 million primarily due to the inclusion of the recent acquisitions.

Other expenses were $226 million as compared to $70 million in the prior year. Excluding items impacting comparability, other income decreased from $29 million in the prior year to $5 million reflecting amortization of intangible assets associated with recent acquisitions and lower gains on investments.

As reported EBIT was $19 million. Excluding items impacting comparability, adjusted EBIT decreased 1 percent to $399 million driven by declines in the base business, offset mostly by incremental earnings from our recent acquisitions. The change in revenue recognition had a favorable 3-point impact in the quarter.

Net interest expense was $92 million compared to $32 million in the prior year reflecting higher levels of debt associated with the recent acquisitions and higher average interest rates on the debt portfolio. The tax rate was 19.2 percent as compared to a negative 35.1 percent in the prior year. Excluding items impacting comparability, the adjusted tax rate increased 5.2 percentage points from 18.9 percent to 24.1 percent. The adjusted tax rate in the prior-year quarter benefited from a year-to-date true-up to reflect the lower U.S. federal tax rate as part of the Tax Cuts and Jobs Act enacted in December 2017.

The company reported a loss of $0.20 per share. Excluding items impacting comparability, adjusted EPS decreased 23 percent to $0.77 per share reflecting EBIT declines in the base business, a higher adjusted tax rate, and the expected dilutive impact from the acquisitions of Snyder’s-Lance and Pacific Foods. The change in revenue recognition had a favorable $0.03 per share impact in the quarter.

First-Half Results
Sales increased 25 percent to $5.4 billion reflecting a 27-point benefit from the recent acquisitions of Snyder’s-Lance and Pacific Foods. Organic sales declined 2 percent.

As reported EBIT decreased 44 percent to $369 million. Excluding items impacting comparability, adjusted EBIT decreased 1 percent to $811 million reflecting declines in the base business offset mostly by incremental earnings from recent acquisitions.

Net interest expense was $185 million compared to $62 million in the prior year reflecting higher levels of debt associated with the recent acquisitions and higher average interest rates on the debt portfolio. The tax rate increased from 5.6 percent to 26.6 percent. Excluding items impacting comparability, the adjusted tax rate increased 0.5 percentage points from 23.8 percent to 24.3 percent.

The company reported EPS of $0.45. Excluding items impacting comparability, adjusted EPS decreased 18 percent to $1.57 per share primarily reflecting adjusted EBIT declines in the base business.

Cash flow from operations increased to $846 million from $660 million a year ago reflecting significant improvements from the company’s working capital management efforts and wrapping payments last year on hedges associated with an anticipated debt issuance, offset partly by lower cash earnings. In line with the company’s commitment to returning value to shareholders, during the first half of fiscal 2019, the company paid $212 million of cash dividends reflecting the quarterly dividend rate of $0.35 per share.

Campbell Reaffirms Fiscal 2019 Guidance
Following second-quarter results, Campbell continues to expect full-year performance to be consistent with guidance provided on Aug. 30, 2018. As previously announced, given the strategy to pursue divestitures, the company has provided an outlook for fiscal 2019 based on the company’s existing portfolio of businesses, as well as on a pro forma basis assuming the planned divestitures are completed as of the beginning of fiscal 2019. This fiscal 2019 guidance and pro forma, as shown in the table below, include the impact of the Snyder’s-Lance and Pacific Foods acquisitions and an estimated 1 percentage-point negative impact from currency translation.

($ in millions, except per share)	2018 Results	2019 Guidance Pre-Divestitures	2019 Pro Forma Assuming Divestitures

Net Sales	$8,685	$9,975 to $10,100	$7,925 to $8,050

Incremental Net Sales from Snyder’s-Lance and Pacific Foods		$1,500 to $1,550	$1,500 to $1,550

Adjusted EBIT	$1,408*	$1,370 to $1,410	$1,230 to $1,270

Adjusted EPS	$2.87*	$2.45 to $2.53	$2.40 to $2.50

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for 2019 guidance or 2019 pro forma since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company's ongoing business results. The pro forma scenario is provided for illustrative purposes to provide approximate impact of potential divestitures as if they occurred at the beginning of fiscal 2019 and is based on the use of estimated sales proceeds.

Cost Savings Program
In the second quarter of fiscal 2019, Campbell achieved $50 million in savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies, bringing total program-to-date savings to $550 million. Year-to-date savings of $95 million through the first half of fiscal 2019 are pacing slightly ahead of schedule, helping to offset other cost pressures. As previously announced, the company expects to deliver cumulative annualized savings of $945 million by the end of fiscal 2022.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

Three Months Ended Jan. 27, 2019
($ in millions)
	Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total*
Net Sales, as Reported	$1,230	$1,243	$239	$2,713**

Volume and Mix	—%	3%	(7)%	—%
Price and Sales Allowances	—%	1%	—%	—%
Promotional Spending	(1)%	(1)%	—%	(1)%
Organic Net Sales	(1)%	3%	(7)%	—%
Currency	(1)%	(2)%	—%	(1)%
Acquisitions	3%	75%	—%	26%
% Change vs. Prior Year	1%	76%	(7)%	24%

Segment Operating Earnings	$255	$185	($14)
% Change vs. Prior Year	(10)%	35%	n/m
n/m — not meaningful
* Numbers do not add due to rounding.
** Includes Corporate
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Six Months Ended Jan. 27, 2019
($ in millions)
	Meals and Beverages	Global Biscuits and Snacks*	Campbell Fresh	Total*
Net Sales, as Reported	$2,474	$2,461	$471	$5,407**

Volume and Mix	(1)%	1%	(4)%	(1)%
Price and Sales Allowances	—%	1%	—%	—%
Promotional Spending	(2)%	(1)%	—%	(1)%
Organic Net Sales	(3)%	1%	(4)%	(2)%
Currency	—%	(2)%	—%	(1)%
Acquisitions	4%	78%	—%	27%
% Change vs. Prior Year	1%	76%	(4)%	25%

Segment Operating Earnings	$549	$339	($17)
% Change vs. Prior Year	(11)%	33%	—%
* Numbers do not add due to rounding.
** Includes Corporate
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals and Beverages
Sales in the quarter increased 1 percent to $1.230 billion. Organic sales decreased 1 percent reflecting mixed results, as increases in beverages behind consumption gains in V8 vegetable juice and V8 Energy were more than offset by declines in Plum, Canada and Prego pasta sauces. Excluding the benefit from the acquisition of Pacific Foods, sales of U.S. soup were comparable to the prior year with gains in ready-to-serve soups and broth, offset by declines in condensed soups.

Segment operating earnings decreased 10 percent to $255 million. The decrease was driven primarily by higher levels of cost inflation and higher warehousing and transportation costs, which began to moderate in January, as well as higher promotional spending, offset partly by lower marketing and selling expenses.

Global Biscuits and Snacks
Sales in the quarter increased 76 percent to $1.243 billion. Excluding the benefit from the acquisition of Snyder’s-Lance and the negative impact of currency translation, organic sales increased 3 percent. This performance reflects continued growth in Pepperidge Farm, driven by solid consumption gains in Pepperidge Farm fresh bakery products and Goldfish crackers, as well as growth in Arnott’s biscuits, fueled by innovation. Sales of Pepperidge Farm have now grown in 17 consecutive quarters.

Segment operating earnings increased 35 percent to $185 million, reflecting a 34-point benefit from the acquisition of Snyder’s-Lance. Excluding the impact of the acquisition, segment operating earnings increased slightly driven primarily by volume gains, offset partly by higher levels of cost inflation.

Campbell Fresh
Overall performance for the Campbell Fresh segment was consistent with expectations. Sales in the quarter decreased 7 percent to $239 million driven by expected declines in refrigerated soup, reflecting the previously announced plans of certain major private label customers to insource production in 2019, as well as declines in Bolthouse Farms refrigerated beverages and Garden Fresh Gourmet, offset partly by gains in carrots.

Segment operating loss was $14 million compared to a loss of $11 million in the prior year. The $3 million year-over-year decrease was primarily due to the decline in refrigerated soup volume, offset partly by improved operational efficiency in the Bolthouse Farms business.

Corporate
Corporate in the second quarter of fiscal 2019 included non-cash impairment charges of $346 million related to the Campbell Fresh segment, charges related to cost savings initiatives of $22 million, and costs associated with planned divestitures of $10 million. Corporate in the second quarter of fiscal 2018 included a non-cash impairment charge of $75 million related to the Campbell Fresh segment, charges related to cost savings initiatives of $27 million, and acquisition transaction costs of $24 million. The remaining increase in expenses primarily reflects the wrapping of gains on investments in the prior-year quarter and higher administrative expenses.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. To join, dial +1 (409) 350-3941. The access code is 7291448. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at
investor.campbellsoupcompany.com. A recording of the call will also be available until midnight on Mar. 13, 2019, at +1 (404) 537-3406. The access code for the replay is 7291448.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals and Beverages includes the retail and food service businesses in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific broth, soups, non-dairy beverages and other simple meals; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum food and snacks; V8 juices and beverages; and, Campbell’s tomato juice. Beginning in fiscal 2019, the segment also includes the simple meals and shelf-stable beverages business in Latin America. Prior to fiscal 2019, the business in Latin America was managed as part of the Global Biscuits and Snacks segment. Prior-period segment results have been adjusted retrospectively to reflect this change.

Global Biscuits and Snacks includes the U.S. snacks portfolio consisting of Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail, and Snyder’s-Lance pretzels, sandwich crackers, potato chips, tortilla chips and other snacking products. The segment also includes Arnott’s biscuits in Australia and Asia Pacific, Kelsen cookies globally, and the simple meals and shelf-stable beverages business in Australia and Asia Pacific.

Campbell Fresh includes Bolthouse Farms fresh carrots, carrot ingredients, refrigerated beverages and refrigerated salad dressings; Garden Fresh Gourmet salsa, hummus, dips and tortilla chips; and, the U.S. refrigerated soup business.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains "forward-looking statements" that reflect the company's current expectations about the impact of its future plans and performance on the company's business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the company's ability to execute on and realize the expected benefits from the actions it intends to take as a result of its recent strategy and portfolio review; (2) the ability to differentiate its products and protect its category leading positions, especially in soup; (3) the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; (4) the ability to realize the projected benefits, including cost synergies, from the recent acquisitions of Snyder's-Lance and Pacific Foods; (5) the ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (6) the company's indebtedness and ability to pay such indebtedness; (7) disruptions to the company's supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (8) the company's ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (9) the impact of strong competitive responses to the company's efforts to leverage its brand power with product innovation, promotional programs and new advertising; (10) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (11) changes in consumer demand for the company's products and favorable perception of the company’s brands; (12) changing inventory management practices by certain of the company's key customers; (13) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company's key customers maintain significance to the company's business; (14) product quality and safety issues, including recalls and product liabilities; (15) the costs, disruption and diversion of management's attention associated with campaigns commenced by activist investors; (16) the uncertainties of litigation and regulatory actions against the company; (17) the possible disruption to the independent contractor distribution models used by certain of the company's businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (18) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (19) impairment to goodwill or other intangible assets; (20) the company's ability to protect its intellectual property rights; (21) increased liabilities and costs related to the company's defined benefit pension plans; (22) a material failure in or breach of the company's information technology systems; (23) the company's ability to attract and retain key talent; (24) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (25) unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (26) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 27, 2019	January 28, 2018
Net sales	$2,713	$2,180
Costs and expenses
Cost of products sold	1,999	1,414
Marketing and selling expenses	264	228
Administrative expenses	180	165
Research and development expenses	23	27
Other expenses / (income)	226	70
Restructuring charges	2	33
Total costs and expenses	2,694	1,937
Earnings before interest and taxes	19	243
Interest, net	92	32
Earnings (loss) before taxes	(73)	211
Taxes on earnings	(14)	(74)
Net earnings (loss)	(59)	285
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Campbell Soup Company	$(59)	$285
Per share - basic
Net earnings (loss) attributable to Campbell Soup Company	$(.20)	$.95
Dividends	$.35	$.35
Weighted average shares outstanding - basic	301	301
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$(.20)	$.95
Weighted average shares outstanding - assuming dilution	301	301

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 27, 2019	January 28, 2018
Net sales	$5,407	$4,341
Costs and expenses
Cost of products sold	3,869	2,792
Marketing and selling expenses	512	447
Administrative expenses	356	314
Research and development expenses	50	57
Other expenses / (income)	230	41
Restructuring charges	21	35
Total costs and expenses	5,038	3,686
Earnings before interest and taxes	369	655
Interest, net	185	62
Earnings before taxes	184	593
Taxes on earnings	49	33
Net earnings	135	560
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$135	$560
Per share - basic
Net earnings attributable to Campbell Soup Company	$.45	$1.86
Dividends	$.70	$.70
Weighted average shares outstanding - basic	301	301
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.45	$1.85
Weighted average shares outstanding - assuming dilution	302	302

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 27, 2019	January 28, 2018	Percent Change
Sales
Contributions:
Meals and Beverages	$1,230	$1,214	1%
Global Biscuits and Snacks	1,243	708	76%
Campbell Fresh	239	257	(7)%
Corporate	1	1	—%
Total sales	$2,713	$2,180	24%
Earnings
Contributions:
Meals and Beverages	$255	$284	(10)%
Global Biscuits and Snacks	185	137	35%
Campbell Fresh	(14)	(11)	n/m
Total operating earnings	426	410	4%
Corporate	(405)	(134)
Restructuring charges	(2)	(33)
Earnings before interest and taxes	19	243	(92)%
Interest, net	92	32
Taxes on earnings	(14)	(74)
Net earnings (loss)	(59)	285	n/m
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Campbell Soup Company	$(59)	$285	n/m
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$(.20)	$.95	n/m
n/m - not meaningful

Beginning in fiscal 2019, the business in Latin America is managed as part of the Meals and Beverages segment. In fiscal 2018, the business in Latin America was managed as part of the Global Biscuits and Snacks segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 27, 2019	January 28, 2018	Percent Change
Sales
Contributions:
Meals and Beverages	$2,474	$2,453	1%
Global Biscuits and Snacks	2,461	1,396	76%
Campbell Fresh	471	491	(4)%
Corporate	1	1	—%
Total sales	$5,407	$4,341	25%
Earnings
Contributions:
Meals and Beverages	$549	$615	(11)%
Global Biscuits and Snacks	339	254	33%
Campbell Fresh	(17)	(17)	—%
Total operating earnings	871	852	2%
Corporate	(481)	(162)
Restructuring charges	(21)	(35)
Earnings before interest and taxes	369	655	(44)%
Interest, net	185	62
Taxes on earnings	49	33
Net earnings	135	560	(76)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$135	$560	(76)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.45	$1.85	(76)%

Beginning in fiscal 2019, the business in Latin America is managed as part of the Meals and Beverages segment. In fiscal 2018, the business in Latin America was managed as part of the Global Biscuits and Snacks segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	January 27, 2019	January 28, 2018
Current assets	$2,295	$1,928
Plant assets, net	3,036	2,518
Intangible assets, net	8,473	3,744
Other assets	220	146
Total assets	$14,024	$8,336
Current liabilities	$3,299	$3,012
Long-term debt	8,003	2,247
Other liabilities	1,444	1,128
Total equity	1,278	1,949
Total liabilities and equity	$14,024	$8,336
Total debt	$9,457	$3,906
Cash and cash equivalents	$203	$196

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Six Months Ended
	January 27, 2019	January 28, 2018
Cash flows from operating activities:
Net earnings	$135	$560
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	360	75
Restructuring charges	21	35
Stock-based compensation	31	32
Noncurrent income taxes	—	52
Pension and postretirement benefit income	(29)	(32)
Depreciation and amortization	241	161
Deferred income taxes	(40)	(106)
Other, net	18	18
Changes in working capital, net of acquisition
Accounts receivable	(150)	(113)
Inventories	122	84
Prepaid assets	(2)	(25)
Accounts payable and accrued liabilities	170	(10)
Net payments of hedging activities	(5)	(31)
Other	(26)	(40)
Net cash provided by operating activities	846	660
Cash flows from investing activities:
Purchases of plant assets	(198)	(132)
Purchases of route businesses	(23)	—
Sales of route businesses	25	—
Businesses acquired, net of cash acquired	(18)	(682)
Other, net	11	(11)
Net cash used in investing activities	(203)	(825)
Cash flows from financing activities:
Short-term borrowings	2,831	5,052
Short-term repayments	(3,274)	(4,673)
Long-term repayments	—	(16)
Dividends paid	(212)	(216)
Treasury stock purchases	—	(86)
Payments related to tax withholding for stock-based compensation	(7)	(23)
Payments of debt issuance costs	(1)	—
Net cash provided by (used in) financing activities	(663)	38
Effect of exchange rate changes on cash	(3)	4
Net change in cash and cash equivalents	(23)	(123)
Cash and cash equivalents — beginning of period	226	319
Cash and cash equivalents — end of period	$203	$196

Reconciliation of GAAP to Non-GAAP Financial Measures
Second Quarter Ended January 27, 2019
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency and acquisitions. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	January 27, 2019				January 28, 2018	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals and Beverages	$1,230	$7	$(31)	$1,206	$1,214	1%	(1)%
Global Biscuits and Snacks	1,243	15	(529)	729	708	76%	3%
Campbell Fresh	239	—	—	239	257	(7)%	(7)%
Corporate	1	—	—	1	1	—%	—%
Total Net Sales	$2,713	$22	$(560)	$2,175	$2,180	24%	—%

Six Months Ended
	January 27, 2019				January 28, 2018	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisitions	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals and Beverages	$2,474	$12	$(100)	$2,386	$2,453	1%	(3)%
Global Biscuits and Snacks	2,461	32	(1,083)	1,410	1,396	76%	1%
Campbell Fresh	471	—	—	471	491	(4)%	(4)%
Corporate	1	—	—	1	1	—%	—%
Total Net Sales	$5,407	$44	$(1,183)	$4,268	$4,341	25%	(2)%

Items Impacting Earnings
The company believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:

(1)
In fiscal 2015, the company implemented initiatives to reduce costs and to streamline its organizational structure. In fiscal 2017, the company expanded these cost savings initiatives by further optimizing its supply chain network, primarily in North America, continuing to evolve its operating model to drive efficiencies, and more fully integrating its recent acquisitions. In January 2018, as part of the expanded initiatives, the company authorized additional costs to improve the operational efficiency of its thermal supply chain network in North America by closing its manufacturing facility in Toronto, Ontario, and to optimize its information technology infrastructure by migrating certain applications to the latest cloud technology platform. In August 2018, the company announced that it will continue to streamline its organization, expand its zero-based budgeting efforts and optimize its manufacturing network. In fiscal 2019, the company began to include costs associated with the Snyder's-Lance cost transformation program and integration with these initiatives.
In the second quarter of fiscal 2019, the company recorded Restructuring charges of $2 million and implementation costs and other related costs of $10 million in Administrative expenses, $9 million in Cost of products sold, $2 million in Marketing and selling expenses, and $1 million in Research and development expenses (aggregate impact of $18 million after tax, or $.06 per share) related to these initiatives. In the six-month period of fiscal 2019, the company recorded Restructuring charges of $21 million and implementation costs and other related costs of $23 million in Administrative expenses, $21 million in Cost of products sold, $4 million in Marketing and selling expenses, and $1 million in Research and development expenses (aggregate impact of $53 million after tax, or $.18 per share) related to these initiatives. In the second quarter of fiscal 2018, the company recorded Restructuring charges of $33 million and implementation costs and other related costs of $26 million in Administrative expenses and $1 million in Cost of products sold (aggregate impact of $46 million after tax, or $.15 per share) related to these initiatives. In the six-month period of fiscal 2018, the company recorded Restructuring charges of $35 million and implementation costs and other related costs of $38 million in Administrative expenses and $6 million in Cost of products sold (aggregate impact of $58 million after tax, or $.19 per share) related to these initiatives. For the year ended July 29, 2018, the company recorded Restructuring charges of $49 million and implementation costs and other related costs of $88 million in Administrative expenses, $45 million in Cost of products sold, and $3 million in Marketing and selling expenses (aggregate impact of $136 million after tax, or $.45 per share) related to these initiatives.

(2)
In the second quarter of fiscal 2019, interim impairment assessments were performed on the intangible and tangible assets within Campbell Fresh, which includes Garden Fresh Gourmet, Bolthouse Farms carrot and carrot ingredients, and Bolthouse Farms refrigerated beverages and salad dressings, as the company continues to pursue the divestiture of these businesses. The company revised its future outlook for earnings and cash flows for each of these businesses as the divestiture process progressed.

The company recorded non-cash impairment charges of $104 million on the tangible assets and $73 million on the intangible assets of Bolthouse Farms carrot and carrot ingredients; $96 million on the intangible assets and $9 million on the tangible assets of Bolthouse Farms refrigerated beverages and salad dressings; and $62 million on the intangible assets and $2 million on the tangible assets of Garden Fresh Gourmet. The aggregate impact of the impairment charges was $346 million, of which $115 million was recorded in Cost of products sold and $231 in Other expenses / (income), ($264 million after tax, or $.88 per share). In the first quarter of fiscal 2019, the company recorded a non-cash impairment charge of $14 million in Cost of products sold ($11 million after tax, or $.04 per share) on its U.S. refrigerated soup plant assets. For the six-month period of fiscal 2019, the total non-cash impairment charges recorded were $360 million, of which $129 million was recorded in Cost of products sold and $231 million in Other expenses / (income), ($275 million after tax, or $.91 per share).
In the second quarter of fiscal 2018, the company performed an interim impairment assessment on the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit as operating performance was below expectations. The company revised its outlook for future earnings and cash flows and recorded a non-cash impairment charge of $75 million in Other expenses / (income) ($74 million after tax, or $.25 per share).
In the third quarter of fiscal 2018, the company performed interim impairment assessments within Campbell Fresh on the deli reporting unit, which includes Garden Fresh Gourmet and the U.S. refrigerated soup business, and the Bolthouse Farms refrigerated beverages and salad dressings reporting unit. Within the deli unit, the company revised its long-term outlook due to the anticipated loss of refrigerated soup business with certain private label customers, as well as the performance of the business. In addition, the operating performance of the Bolthouse Farms refrigerated beverages and salad dressings reporting unit was below expectations. The company revised its long-term outlook for future earnings and cash flows for each of these reporting units. The company recorded a non-cash impairment charge of $11 million on the tangible assets and $94 million on the intangible assets ($80 million after tax, or $.27 per share) of the deli reporting unit, and a non-cash impairment charge of $514 million ($417 million after tax, or $1.39 per share) related to the intangible assets of the Bolthouse Farms refrigerated beverages and salad dressings reporting unit. The aggregate impact of the impairment charges was $619 million, of which $11 million was recorded in Cost of products sold and $608 million in Other expenses / (income), ($497 million after tax, or $1.65 per share).
In the fourth quarter of fiscal 2018, the company performed an impairment assessment on the Plum trademark. In fiscal 2018, sales and operating performance were well below expectations due in part to competitive pressure and reduced margins. In the fourth quarter of fiscal 2018, as part of a strategic review initiated by a new leadership team and based on recent performance, the company lowered its long-term outlook for future sales. The company recorded a non-cash impairment charge of $54 million ($41 million after tax, or $.14 per share) in Other expenses / (income).
For the year ended July 29, 2018, the total non-cash impairment charges recorded were $748 million, of which $11 million was recorded in Cost of products sold and $737 million in Other expenses / (income), ($612 million after tax, or $2.03 per share.

(3)
In the first quarter of fiscal 2019, the company announced its intent to divest its Campbell International and Campbell Fresh businesses. In the second quarter of fiscal 2019, the company incurred costs of $10 million recorded in Administrative expenses ($8 million after tax, or $.03 per share) associated with the planned divestitures. In the six-month period of fiscal 2019, the company incurred costs of $12 million recorded in Administrative expenses ($9 million after tax, or $.03 per share) associated with the planned divestitures.

(4)
In fiscal 2018 and 2019, the company reflected the impact of taxes on the enactment of the Tax Cuts and Jobs Act that was signed into law in December 2017. In the second quarter of fiscal 2019, the company recorded a tax charge of $2 million ($.01 per share) related to a transition tax on unremitted foreign earnings. In the second quarter of fiscal 2018, the company recorded a tax benefit of $183 million due to the remeasurement of deferred tax assets and liabilities, and a tax charge of $59 million related to a transition tax on unremitted foreign earnings. The net impact was a tax benefit of $124 million ($.41 per share). For the year ended July 29, 2018, the company recorded a tax benefit of $179 million due to the remeasurement of deferred tax assets and liabilities, and a tax charge of $53 million related to the transition tax on unremitted foreign earnings. The net impact was a tax benefit of $126 million ($.42 per share).

(5)
In the six-month period of fiscal 2018, the company incurred gains of $14 million in Other expenses / (income) ($10 million after tax, or $.03 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. For the year ended July 29, 2018, the company incurred gains of $136 million in Other expenses / (income) ($103 million after tax, or $.34 per share) associated with mark-to-market and curtailment adjustments for defined benefit pension and postretirement plans.

(6)
In the second quarter of fiscal 2018, the company announced its intent to acquire Snyder's-Lance, Inc. and on March 26, 2018, the acquisition closed. In the second quarter of fiscal 2018, the company incurred transaction costs of $24 million recorded in Other expenses / (income) ($19 million after tax, or $.06 per share). For the year ended July 29, 2018, the company incurred transaction costs of $53 million recorded in Other expenses / (income), $42 million in Cost of products sold associated with an acquisition fair value adjustment for inventory, and recorded a gain in Interest expense of $18 million on treasury rate lock contracts used to hedge the planned financing of the acquisition. The company also incurred integration costs in association with its cost savings initiatives, of which $13 million was recorded in Restructuring charges and $12 million in Administrative expenses. The aggregate impact was $102 million, $73 million after tax, or $.24 per share.

(7)	For the year ended July 29, 2018, the company recorded a loss of $22 million in Other expenses / (income) ($15 million after tax, or $.05 per share) from a settlement of a legal claim.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	January 27, 2019			January 28, 2018
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$714	$124	$838	$766	$1	$767	9%
Gross margin percentage	26.3%		30.9%	35.1%		35.2%
Marketing and selling expenses	264	(2)	262	228	—	228
Administrative expenses	180	(20)	160	165	(26)	139
Research and development expenses	23	(1)	22	27	—	27
Other expenses / (income)	226	(231)	(5)	70	(99)	(29)
Restructuring charges	2	(2)	—	33	(33)	—
Earnings before interest and taxes	$19	$380	$399	$243	$159	$402	(1)%
Interest, net	92	—	92	32	—	32
Earnings (loss) before taxes	$(73)	$380	$307	$211	$159	$370
Taxes	(14)	88	74	(74)	144	70
Effective income tax rate	19.2%		24.1%	(35.1)%		18.9%
Net earnings (loss) attributable to Campbell Soup Company	$(59)	$292	$233	$285	$15	$300	(22)%
Diluted net earnings per share attributable to Campbell Soup Company	$(.20)	$.97	$.77	$.95	$.05	$1.00	(23)%
(a)See following tables for additional information.

	Three Months Ended
	January 27, 2019
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Impairment charges (2)	Costs associated with planned divestitures (3)	Tax reform (4)	Adjustments
Gross margin	$9	$115	$—	$—	$124
Marketing and selling expenses	(2)	—	—	—	(2)
Administrative expenses	(10)	—	(10)	—	(20)
Research and development expenses	(1)	—	—	—	(1)
Other expenses / (income)	—	(231)	—	—	(231)
Restructuring charges	(2)	—	—	—	(2)
Earnings before interest and taxes	$24	$346	$10	$—	$380
Interest, net	—	—	—	—	—
Earnings before taxes	$24	$346	$10	$—	$380
Taxes	6	82	2	(2)	88
Net earnings attributable to Campbell Soup Company	$18	$264	$8	$2	$292
Diluted net earnings per share attributable to Campbell Soup Company*	$.06	$.88	$.03	$.01	$.97
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	January 28, 2018
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Impairment charges (2)	Tax reform (4)	Transaction costs (6)	Adjustments
Gross margin	$1	$—	$—	$—	$1
Administrative expenses	(26)	—	—	—	(26)
Other expenses / (income)	—	(75)	—	(24)	(99)
Restructuring charges	(33)	—	—	—	(33)
Earnings before interest and taxes	$60	$75	$—	$24	$159
Interest, net	—	—	—	—	—
Earnings before taxes	$60	$75	$—	$24	$159
Taxes	14	1	124	5	144
Net earnings attributable to Campbell Soup Company	$46	$74	$(124)	$19	$15
Diluted net earnings per share attributable to Campbell Soup Company	$.15	$.25	$(.41)	$.06	$.05

	Six Months Ended
	January 27, 2019			January 28, 2018
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$1,538	$150	$1,688	$1,549	$6	$1,555	9%
Gross margin percentage	28.4%		31.2%	35.7%		35.8%
Marketing and selling expenses	512	(4)	508	447	—	447
Administrative expenses	356	(35)	321	314	(38)	276
Research and development expenses	50	(1)	49	57	—	57
Other expenses / (income)	230	(231)	(1)	41	(85)	(44)
Restructuring charges	21	(21)	—	35	(35)	—
Earnings before interest and taxes	$369	$442	$811	$655	$164	$819	(1)%
Interest, net	185	—	185	62	—	62
Earnings before taxes	$184	$442	$626	$593	$164	$757
Taxes	49	103	152	33	147	180
Effective income tax rate	26.6%		24.3%	5.6%		23.8%
Net earnings attributable to Campbell Soup Company	$135	$339	$474	$560	$17	$577	(18)%
Diluted net earnings per share attributable to Campbell Soup Company	$.45	$1.12	$1.57	$1.85	$.06	$1.91	(18)%
(a)See following tables for additional information.

	Six Months Ended
	January 27, 2019
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Impairment charges (2)	Costs associated with planned divestitures (3)	Tax reform (4)	Adjustments
Gross margin	$21	$129	$—	$—	$150
Marketing and selling expenses	(4)	—	—	—	(4)
Administrative expenses	(23)	—	(12)	—	(35)
Research and development expenses	(1)	—	—	—	(1)
Other expenses / (income)	—	(231)	—	—	(231)
Restructuring charges	(21)	—	—	—	(21)
Earnings before interest and taxes	$70	$360	$12	$—	$442
Interest, net	—	—	—	—	—
Earnings before taxes	$70	$360	$12	$—	$442
Taxes	17	85	3	(2)	103
Net earnings attributable to Campbell Soup Company	$53	$275	$9	$2	$339
Diluted net earnings per share attributable to Campbell Soup Company*	$.18	$.91	$.03	$.01	$1.12
*The sum of individual per share amounts may not add due to rounding.

	Six Months Ended
	January 28, 2018
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Impairment charges (2)	Tax reform (4)	Mark-to-market (5)	Transaction costs (6)	Adjustments
Gross margin	$6	$—	$—	$—	$—	$6
Administrative expenses	(38)	—	—	—	—	(38)
Other expenses / (income)	—	(75)	—	14	(24)	(85)
Restructuring charges	(35)	—	—	—	—	(35)
Earnings before interest and taxes	$79	$75	$—	$(14)	$24	$164
Interest, net	—	—	—	—	—	—
Earnings before taxes	$79	$75	$—	$(14)	$24	$164
Taxes	21	1	124	(4)	5	147
Net earnings attributable to Campbell Soup Company	$58	$74	$(124)	$(10)	$19	$17
Diluted net earnings per share attributable to Campbell Soup Company	$.19	$.25	$(.41)	$(.03)	$.06	$.06

Year Ended
(millions, except per share amounts)	July 29, 2018
Gross margin	$2,816
Add: Restructuring charges, implementation costs and other related costs (1)	45
Add: Impairment charges (2)	11
Add: Transaction and integration costs (6)	42
Adjusted Gross margin	$2,914
Adjusted Gross margin percentage	33.6%
Earnings before interest and taxes, as reported	$469
Add: Restructuring charges, implementation costs and other related costs (1)	185
Add: Impairment charges (2)	748
Deduct: Total pension and postretirement benefit mark-to-market and curtailment adjustments (5)	(136)
Add: Transaction and integration costs (6)	120
Add: Claim settlement (7)	22
Adjusted Earnings before interest and taxes	$1,408
Interest, net, as reported	$197
Add: Transaction and integration costs (6)	18
Adjusted Interest, net	$215
Adjusted Earnings before taxes	$1,193
Taxes on earnings, as reported	$11
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	49
Add: Tax benefit from impairment charges (2)	136
Add: Tax benefit from tax reform (4)	126
Deduct: Tax expense from total pension and postretirement benefit mark-to-market and curtailment adjustments (5)	(33)
Add: Tax benefit from transaction and integration costs (6)	29
Add: Tax benefit from claim settlement (7)	7
Adjusted Taxes on earnings	$325
Adjusted effective income tax rate	27.2%
Net earnings attributable to Campbell Soup Company, as reported	$261
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	136
Add: Net adjustment from impairment charges (2)	612
Deduct: Net adjustment from tax reform (4)	(126)
Deduct: Net adjustment from total pension and postretirement benefit mark-to-market and curtailment adjustments (5)	(103)
Add: Net adjustment from transaction and integration costs (6)	73
Add: Net adjustment from claim settlement (7)	15
Adjusted Net earnings attributable to Campbell Soup Company	$868
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.86
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.45
Add: Net adjustment from impairment charges (2)	2.03
Deduct: Net adjustment from tax reform (4)	(.42)
Deduct: Net adjustment from total pension and postretirement benefit mark-to-market and curtailment adjustments (5)	(.34)
Add: Net adjustment from transaction and integration costs (6)	.24
Add: Net adjustment from claim settlement (7)	.05
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.87